Exhibit 99.2
Clearwire Corporation
Proposed Option for RSU Exchange Program
Frequently Asked Questions (“FAQ”)
February 7, 2011
General Information
The following FAQ was prepared to address common questions that you may have about the proposed program to permit eligible employees to exchange certain underwater stock options for restricted stock units (the “Option for RSU Exchange Program”).
What is the proposed Option for RSU Exchange Program?
The proposed Option for RSU Exchange Program would offer eligible employees an opportunity to exchange some or all of their eligible stock options for newly granted restricted stock units (“RSUs”). The number of RSUs that will be granted in exchange for each eligible option will be determined by applying an exchange ratio applicable to that option. The exchanged options will be cancelled and the new RSUs will be granted upon the expiration of the exchange program. The new RSUs will be subject to a new vesting schedule, even if the options exchanged are currently fully vested. The new vesting schedule will depend on the then currently vested percentage of the exchanged options.
Why is Clearwire implementing the proposed Option for RSU Exchange Program?
Like many companies, our stock price has experienced a decline in recent years. Although we continue to believe that equity awards are an important component of our employees’ total incentive benefits, we also believe that many of our employees view their existing options as having little or no value because the exercise price of their options is greater than the current market price of our common stock. In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil. At the very time we need the motivation, skill and effort of our employees, our past emphasis on stock options as compensation is demotivating when the options are significantly underwater.
Through the proposed Option for RSU Exchange Program, we intend to provide our eligible employees with the opportunity to receive new RSUs that may have a greater retentive and incentive value than the exchanged options, because RSUs may provide value to an employee even if our stock price declines between the grant date and the date on which the RSU vests.
We believe that the proposed Option for RSU Exchange Program will better align the interests of our employees and stockholders to maximize stockholder value. We also believe that the exchange program will enable us to recapture the value of compensation costs and realize the intended benefits of the original options that we granted, without any material increase in compensation expense.
Why can’t I just be granted additional options or RSUs?
We designed the Option for RSU Exchange Program to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional stock options or RSUs without cancelling their existing eligible underwater stock options. Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock, sometimes called “overhang,” which we do not believe would be in the best interests of our stockholders. In addition, issuing additional stock options without cancelling any previously granted underwater stock options would increase our non-cash compensation expense. This would decrease our earnings and could negatively impact our stock price.

Why should I consider participating in the program?
A stock option is the right to purchase shares of Clearwire common stock at a specified price provided the vesting criteria and other terms and conditions of the option award are satisfied. Due to subsequent stock price fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an option being “in-the-money”), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price. When the market price of Clearwire common stock is less than the exercise price of the option (also known as an option being “out-of-the-money” or “underwater”), exercising the option and selling the purchased shares would result in an economic loss.
In contrast, RSUs represent the right to receive shares of common stock in the future provided the vesting criteria and other terms and conditions of the RSU award are satisfied. Upon vesting of RSUs, shares of stock are issued and have immediate value based on the full market price of Clearwire common stock. An RSU will retain value as long as the stock price is greater than zero because you don’t have to pay an exercise price for RSUs like you do with stock options.
Although our board of directors and its compensation committee have approved the proposed Option for RSU Exchange Program, neither we, the board, nor the compensation committee, may make any recommendation as to whether you should exchange or not exchange your eligible options. No one from Clearwire is, or will be, authorized to provide you with advice or recommendations in this regard. At a later date you will receive exchange offer documents that further explain the proposed Option for RSU Exchange Program. For questions regarding your personal tax implications or other investment, or tax-related questions, we urge you to consult your legal counsel, accountant, and/or financial advisor.
Am I required to participate in the program?
Participation in the proposed Option for RSU Exchange Program will be voluntary, and there will be no penalties for electing not to participate. If you choose not to participate in the exchange program, you will not receive the RSUs and your outstanding options will remain outstanding in accordance with their current terms and conditions.
Who will be eligible to participate in the program?
Active U.S. employees of Clearwire who hold eligible options and who remain employees of Clearwire through the date of grant of the RSUs (which will be the expiration date of the Option for RSU Exchange Program) will be eligible to participate in the Option for RSU Exchange Program.
The proposed Option for RSU Exchange Program will not be available to (i) members of our Board of Directors, (ii) our Chief Executive Officer, or (iii) former employees of Clearwire.
Which stock options will be eligible for exchange?
Only options that are outstanding as of the commencement of the proposed Option for RSU Exchange Program and have an exercise price equal to or higher than $7.00 per share of Clearwire common stock will be eligible for exchange. This includes outstanding options that are either vested or unvested. Eligible options that you choose to exchange will be exchanged for a lesser number of RSUs.
When we use the term “option” in this FAQ, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

How will the number of new RSUs be determined?
The number of RSUs you will receive for your exchanged options is based on an exchange ratio. We determined the exchange ratios for the eligible options (i.e. how many shares subject to existing eligible options an eligible employee must surrender in order to receive one RSU) based on an option valuation model and the exercise prices of the eligible options. Our objective was to provide for the grant of RSUs that would have a value comparable to the value of your exchanged options. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options:

Exercise Price of Option	Exchange Ratio
$7.00 — $10.99	1.75 to 1
$11.00 — $16.99	2.5 to 1
$17.00 and up	3.0 to 1
Example: Based on the exchange ratio, if you exchanged an option grant that had an exercise price of $10.00 and 1,000 outstanding options, you would receive a new RSU grant for approximately 571 RSUs. An option grant with an exercise price of $15.00 and 1,000 outstanding options would result in a new RSU grant for approximately 400 RSUs. An option grant with an exercise price of $23.00 and 1,000 outstanding options would result in a new RSU grant for approximately 333 RSUs.
We will not grant any fractional RSUs. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each surrendered eligible option on a grant-by-grant basis.
If I choose to participate in the program, when will my new RSUs vest?
The new RSUs will be subject to a new vesting schedule, even if the options exchanged are currently fully vested. The vesting schedule for the new RSUs will depend on what portion of the exchanged option is vested as of the commencement of the proposed Option for RSU Exchange Program (see chart below). The new RSUs will be granted on completion of the program, however, the vest start date is expected to be March 1, 2011.

If the options exchanged are:	The new RSU vest schedule will be:
100% vested	2 years — 50% annually
75% vested	3 years — 33.3% annually
1% — 50% vested	4 years — 25% annually
Vesting will occur annually beginning on the first anniversary date of the vest start date. Vesting is conditioned upon your continued service with us through the vesting date. Any portion of the RSUs that are not vested upon termination of your employment will be forfeited.
Where can I get more information about my option grants, vesting schedules and exercise prices?
You can log on to your E*Trade account at www.etrade.com/stockplans to view all your grants details, prices, vesting schedules and grant documents.
What if I am an eligible employee when the program begins, but not an eligible employee on the RSU grant date?
If you are no longer employed by Clearwire, whether voluntarily, involuntarily or for any other reason before the RSU grant date, you will not be able to participate in the proposed Option for RSU Exchange Program. Accordingly, if you are not an eligible employee on the RSU grant date, even if you had elected to participate in the program and had exchanged your eligible options, your exchange will automatically be deemed withdrawn and you will not participate in the exchange.
If your employment ends before the RSU grant date, you will retain your outstanding eligible options in accordance with their current terms and conditions.
The Option for RSU Exchange Program will not change the nature of your “at-will” employment with Clearwire or any of its subsidiaries and does not create any obligation on the part of Clearwire or any of its subsidiaries to continue your employment for any period. Your employment may be terminated by us, as applicable, or by you at any time, including prior to the expiration date of the exchange or prior to the vesting date for any RSUs, for any reason, with or without cause.
When will the Option for RSU Exchange Program begin?
In connection with the Option for RSU Exchange Program, Securities and Exchange Commission (“SEC”) rules require us to file an Information Statement and a Tender Offer Statement and related documents. We hope to file the Information Statement in late March and file the tender offer documents at or shortly after that time. The exact date for filing the Information Statement and tender offer documents depends on the availability of information that is required to be included in the Information Statement.
Once the tender offer is commenced, it will remain open for a 20-business-day period (the “exchange period”). During the exchange period, eligible employees must decide whether to tender some or all of their eligible options. Eligible employees who elect to participate must complete an election form and submit it prior to the end of the exchange period.
Do I need to do anything now?
No, there is nothing you need to do at this time. Additional information about the proposed Option for RSU Exchange Program will be included in the tender offer documents.
Are there any conditions to the program?
The proposed Option for RSU Exchange Program has been approved by our board of directors and its compensation committee, subject to the final approval of our Chief Executive Officer, and stockholders representing a majority of the combined voting power of our outstanding shares have approved amendments to our equity plans to permit an option exchange.
Additional Information Regarding the Proposed Option for RSU Exchange Program
The proposed Option for RSU Exchange Program has not yet commenced, and Clearwire may still decide not to implement the program. Clearwire will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the program. Eligible participants in the program should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available because they will contain important information about the program. Clearwire stockholders and option holders will be able to obtain these written materials and other documents filed by Clearwire with the SEC free of charge from the SEC’s Web site at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Clearwire with the SEC on Clearwire’s website at the “SEC Filings” tab on the “Investor Relations” page at www.clearwire.com.